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                                                                     EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                                     TO THE
                      ARTICLES OF INCORPORATION, AS AMENDED
                                       OF
                                  SURG II, INC.

         The undersigned, the President and Chief Executive Officer of Surg II, Inc., a Minnesota business corporation (the "Corporation") organized under the provisions of Minnesota Statutes, chapter 302A, hereby certifies that the shareholders of the Corporation at a duly called special meeting thereof, held on February 12, 2002, by affirmative vote of shareholders owning a majority of the shares present in person and by proxy, in accordance with the Minnesota Business Corporation Act, duly adopted a resolution to amend the Articles of Incorporation of the Corporation, as amended, by amending Article III thereof to read in its entirety as follows:

                                  ARTICLE III.
                                Authorized Shares

                  The aggregate number of shares that this Corporation has authority to issue is Fifty Million (50,000,000) shares having $0.01 per share par value. Unless otherwise designated, all shares issued shall be designated as common shares. Each holder of common shares shall be entitled to one vote for each common share standing in his name on the books of the Corporation. The Board of Directors is authorized to adopt, by an affirmative vote of a majority of the directors present at a duly called meeting, a resolution or resolutions providing for the establishment of a class or series of authorized shares of the Corporation, setting forth the designation of and number of shares constituting the class or series, and fixing the relative rights and preferences of the class or series. The Board of Directors may grant preemptive rights with respect to some or all of the shares not designated common shares.

         IN WITNESS WHEREFORE, I have hereunto set my hand this 12th day of February, 2003.


                                     /s/ Kenneth W. Brimmer
                                     -----------------------------------------
                                         Kenneth W. Brimmer
                                         President and Chief Executive Officer


        STATE OF MINNESOTA
        DEPARTMENT OF STATE
               FILED
            FEB 12 2003
        /s/ Mary Kiffmeyer
        Secretary of State